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                                                                       EXHIBIT 5

                                 June 28, 2005

George L. Chapman
Chairman of the Board
and Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604

                  Re: Registration Statement on Form S-8 for the Health Care REIT, Inc. 2005 Long-Term Incentive Plan

Dear Mr. Chapman:

            We have acted as counsel to Health Care REIT, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of an aggregate of 2,200,000 shares of common stock of the Company, par value $1.00 per share (the "Shares"), issuable to eligible officers, key employees and non-employee directors of the Company upon the exercise of stock options or as restricted stock awards or other stock awards granted under the Company's 2005 Long-Term Incentive Plan (the "Plan").

            In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

            Based upon the foregoing, it is our opinion that the Shares issued and sold to eligible officers, key employees and non-employee directors of the Company pursuant to valid exercises of stock options granted under the Plan, as well as the Shares issued as restricted stock awards in a manner consistent with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

            The undersigned hereby consents to the filing of this opinion as
Exhibit 5 to the Registration Statement.

                                Very truly yours,

                                /s/ Shumaker, Loop & Kendrick, LLP

                                SHUMAKER, LOOP & KENDRICK, LLP